UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 14, 2009

FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY

(Exact name of registrant as specified in charter)

New Jersey	000-25043	22-1697095
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

505 Main Street, Hackensack, New Jersey	07601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (201) 488-6400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01 Entry Into a Material Definitive Agreement

On December 10, 2009, Grande Rotunda, LLC (a 60% owned subsidiary of First Real Estate Investment Trust of New Jersey (“FREIT”), and a 40% owned affiliate of Rotunda 100, LLC) (“Grande Rotunda”) entered into an Agency Agreement (the “Agreement”) with Hekemian Development Resources, LLC (the “Agent”). Under the Agreement, the Agent is to advise Grande Rotunda in and to coordinate all phases of the proposed development project at the Rotunda, a mixed-use (office/retail) property located in Baltimore, Maryland and owned by Grande Rotunda. Subject to certain conditions, Grande Rotunda shall pay the Agent a fee equal to 6.375% of the lesser of (i) the actual development costs of the project up to $136,000,000, (which amount may be increased with the approval of Grande Rotunda) or (ii) the guaranteed maximum price. Rotunda 100, LLC and the Agent are comprised principally of Hekemian & Co., Inc. employees, including certain members of the immediate family of Robert S. Hekemian, FREIT’s CEO and Chairman of the Board, and Robert S. Hekemian, Jr., a trustee of FREIT. Hekemian & Co., Inc. serves as the managing agent for FREIT.

FREIT is a publicly traded (over-the-counter symbol FREVS) REIT organized in 1961. It has in excess of $251 million (historical cost basis) of assets. Its portfolio of residential and commercial properties extends from Eastern Long Island to Maryland, with the largest concentration in Northern New Jersey.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY
(Registrant)
By:	/s/ Robert S. Hekemian
Robert S. Hekemian
Chairman of the Board
Date:  December 14, 2009